                                RADIAN GROUP INC.
                 STATEMENT RE-COMPUTATION OF PER SHARE EARNINGS

                                                                      EXHIBIT 11

                                                                    Quarter Ended             Nine Months Ended
                                                                    September 30                September 30
                                                                2002           2001        2002           2001
(In thousands, except per-share amounts and market prices)
Net income                                                   $  106,561   $    91,532   $ 319,416    $    264,366
Preferred stock dividend adjustment                                (825)         (825)      (2,475)        (2,475)
Premium paid to redeem preferred stock                           (3,003)           --       (3,003)            --
                                                             ----------   -----------   ---------    ------------
Adjusted net income                                          $  102,733   $    90,707   $ 313,938    $    261,891
Average diluted stock options outstanding                       5,058.7        5359.8      5,218.1        6,029.0
Average exercise price per share                             $    22.13   $     24.46   $    25.52   $      24.81
Average market price per share - diluted basis               $    41.25   $     39.07   $    46.28   $      36.46
Average common shares outstanding                                94,761        93,281       94,564         89,360
Increase in shares due to exercise of options - diluted
basis                                                             1,274         1,503        1,537          1,532
                                                             ----------   -----------   ---------    ------------
Adjusted shares outstanding - diluted                            96,035        94,784       96,101         90,892
Net income per share - basic                                 $     1.08   $       .97   $     3.32   $       2.93
                                                             ==========   ===========   ==========   ============
Net income per share - diluted                               $     1.07   $       .96   $     3.27   $       2.88
                                                             ==========   ===========   ==========   ============


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